Media Contact:  Mark Polzin (314) 982-1758

EMERSON REPORTS FULL YEAR AND FOURTH QUARTER 2011 RESULTS

Fiscal 2011 Highlights:
•	Sales up 15 percent to $24.2 billion
•	Record net earnings per share of $3.27
•	Return on total capital of 19.6 percent
•	Operating cash flow of $3.2 billion and free cash flow of $2.6 billion
•	Significant quarterly dividend increase of 16 percent to $0.40 per share for fiscal 2012

ST. LOUIS, November 1, 2011 – Emerson (NYSE: EMR) today announced that net sales for fiscal 2011 increased 15 percent to a record level of $24.2 billion.  Underlying sales increased 11 percent, as currency translation added 2 percent and acquisitions, net of divestitures, added 2 percent.  Emerging market underlying sales grew 15 percent, increasing to 35 percent of total sales, while international sales reached 59 percent of total sales.  Operating profit margin expanded 80 basis points to a record 17.5 percent for the year, and pretax earnings margin improved 130 basis points to 15.0 percent.  Net earnings per share increased 15 percent to $3.27 from $2.84 in the prior year. (Earnings per share from continuing operations grew 25 percent to $3.24 from $2.60 in the prior year, excluding $0.03 in 2011 from the divested heating products business and $0.24 in 2010 from the divested appliance and U.S. commercial/industrial motors businesses.)

“Emerson delivered outstanding results in fiscal 2011, as our strong global growth generated record earnings and profitability for our shareholders,” said Chairman and CEO David N. Farr.  “We are proud of Emerson’s employees and the results they achieved in increasingly uncertain and volatile economic conditions.  Our financial position remains strong and will provide the flexibility needed to continue disciplined investments in global growth and technology leadership.”

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Net sales for the fourth quarter were $6.5 billion, an increase of 12 percent from the prior year quarter.  Underlying sales remained strong and increased 9 percent, currency added 2 percent and acquisitions added 1 percent.  International underlying sales grew 13 percent, with 13 percent in Asia, 10 percent in Europe, 22 percent in Latin America and 13 percent in the Middle East/Africa.  The U.S. business reflected slower underlying sales growth at 3 percent versus the prior year quarter, as the U.S. economy has shifted to a much lower growth environment.

Fourth quarter operating profit margin set a record at 19.1 percent with 170 basis points of expansion from the prior year quarter.  Pretax margin of 16.7 percent improved 240 basis points.  Net earnings per share of $1.01 increased 3 percent from $0.98 in the prior year.  Earnings per share from continuing operations, which excludes $0.23 from the divested appliance and U.S. commercial/industrial motors businesses in 2010 and $0.03 from the divested heating products business in 2011, increased 31 percent from $0.75 to $0.98.

Profitability improvement in the fourth quarter came from cost reduction and restructuring benefits, pricing actions, volume leverage, reduction in acquisition costs and favorable stock-based compensation, primarily due to a lower share price.  Material inflation remained a headwind, as price increases fell short of covering higher material costs by approximately $10 million.  In anticipation of slower economic and business growth in 2012, we executed a significant liquidation of more than $250 million of inventory from the prior quarter, which had a negative profit impact on the quarter.  Operations and inventory levels are now in line with our expected growth for the next six months.  An asset impairment charge of $19 million was recognized in the wind turbine pitch control systems business, as the wind energy market has not recovered from the downturn in 2009 at the pace of our other businesses, reflecting reduced government subsidies.

“Record profit margin during the fourth quarter was achieved despite significant headwinds,” Farr said.  “This level of profitability performance provides evidence of our success in repositioning Emerson in higher-margin businesses and executing through operational challenges.  These impressive results were the work of our strong global

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management team, and the Office of the Chief Executive appreciates their support and commitment to make Emerson a stronger global company.”

Balance Sheet / Cash Flow

Operating cash flow generation remained solid at $3.2 billion in 2011, down slightly from $3.3 billion in the prior year which included approximately $80 million from divested operations.  Capital expenditures of $647 million provided strategic capacity expansion investments and development of new technologies to drive growth.  We continue to position the Company for above average growth in a tougher, more uncertain global economy to control our own destiny.  Free cash flow of $2.6 billion was 104 percent of net earnings to common stockholders, the 11th consecutive year in excess of 100 percent, with operating cash flow at 130 percent of net earnings to common stockholders.  Trade working capital as a percent of sales in fiscal 2011 improved 10 basis points to 16.7 percent.  While this did not meet our 16.5 percent target, we expect to regain momentum in 2012.

On Monday, October 31, the Board of Directors voted to increase the quarterly cash dividend from thirty-four and one-half cents ($0.345) to forty cents ($0.40) per share of common stock, a substantial increase of 16 percent.  The new dividend is payable on December 9, 2011, to shareholders of record on November 11, 2011.

“Consistent with our continuing commitment to Emerson shareholders, fiscal 2011 marked Emerson’s 55th consecutive annual dividend increase,” Farr said.  “I am pleased to report that yesterday the Board of Directors acted to further increase the dividend to an annual rate of $1.60.  Returning cash to our shareholders through dividends remains a core aspect of our value creation strategy.  We are committed to returning 50 to 60 percent of operating cash flow to our shareholders, with dividends representing 40 to 45 percent of annual free cash flow.”

Business Segment Highlights

Process Management delivered another outstanding quarter of results, with sales increasing 18 percent from the prior year quarter to more than $2 billion.  Underlying sales grew 16 percent, and currency translation added 2 percent.  Process

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Management growth was strong globally, with the U.S. up 9 percent, Asia up 27 percent, Europe up 19 percent and Latin America up 13 percent.  Backlog reached a record level and increased more than $400 million compared to the prior year quarter, primarily driven by continued global capital investment by the oil and gas industry.  Segment margin expanded 320 basis points to 22.3 percent, reflecting volume leverage, cost reduction benefits and favorable foreign currency transactions.

Industrial Automation sales increased 19 percent in the quarter.  Underlying sales increased 15 percent, with currency adding 5 percent and an unfavorable impact from acquisitions of 1 percent.  The U.S. was up 15 percent, Asia up 19 percent, Europe up 11 percent, Latin America up 24 percent and Middle East/Africa up 50 percent.  Order trends have moderated after maintaining 20 percent or more growth throughout the first three quarters of the year, which indicates that sales will moderate in 2012, in line with the slower order rate.  Emerson recently won a contract to supply utility-scale power inverter technology to one of Europe’s leading solar energy developers for two solar power plants in Italy.  Segment margin declined 160 basis points to 14.7 percent.  The total contribution of price increases more than offset the increase in material costs, but the impact on margin was dilutive.  Additionally, restructuring costs and growth investments more than offset cost reduction benefits and volume leverage.

Network Power’s global uninterruptible power supply and precision cooling business along with acquisitions drove 10 percent sales growth in the quarter.  Underlying sales increased 4 percent, the Avocent and Chloride acquisitions contributed 5 percent and currency exchange rates added 1 percent.  Asia sales grew 6 percent and Europe was up 5 percent, while Latin America and the Middle East/Africa saw more robust growth at 24 percent and 27 percent, respectively.  U.S. sales declined by 5 percent due to weakness in the telecommunications-related energy systems business.  Segment margin declined to 13.5 percent from 15.2 percent in the prior year quarter, primarily attributable to intangibles amortization, China labor-related costs and unfavorable product mix.  Sequentially, profitability improved 310 basis points from the third quarter as improvements from acquisition synergies, pricing

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actions, cost reduction benefits and volume leverage were realized.  We are well on our way to recover the profitability of this business as we move into 2012.

Climate Technologies sales were flat in the quarter with weakness in global residential end markets.  Underlying sales declined 3 percent, while currency translation added 2 percent and acquisitions added 1 percent.  U.S. underlying sales decreased 7 percent, Europe was down 10 percent and Asia was flat.  The U.S. residential and commercial air conditioning business was affected by channel inventory reductions in a soft residential housing market, weak consumer sentiment and a cautious economic outlook.  The global refrigeration and transportation businesses were strong in the quarter.  Segment margin of 17.0 percent declined 220 basis points due to volume deleverage and unfavorable product mix, while price increases came close to offsetting material inflation.  However, for full year 2011, this business nearly met last year’s record profitability.

Tools and Storage sales were up 4 percent in the quarter, as underlying sales increased 8 percent, currency added 1 percent and the divestiture of the heating products business deducted 5 percent.  Strength in the non-residential construction-related businesses offset weakness in U.S. residential markets.  Segment margin was 20.6 percent, a 10 basis point decline from the prior year quarter.  Restructuring expense negatively affected margin by 50 basis points, as we continue to position this business for challenging U.S. and European markets.

Fiscal 2012 Outlook

As fiscal 2012 begins, the macroeconomic outlook remains mixed and subject to ongoing uncertainty.  We do not expect another U.S. recession, but instead anticipate slow, uneven growth.  Our outlook for Europe is more pessimistic as it has entered a recessionary or minimal-to-zero growth period.  Emerson is well-positioned with our mix of businesses, high emerging market participation, strong strategic growth investments in 2011 and additional programs planned in 2012, record backlog and stable order trends fueling growth.  Strong cash generation and profitability will allow for continued investment in innovation and new markets to deliver technologies and solutions to our ever-growing base of customers.

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As noted recently, many areas in Thailand have sustained massive damage from flooding.  Process Management sources electrical and electronic components from these areas for some products.  We are implementing contingency plans and working with suppliers and customers to minimize the impact of supply disruptions.

“Concerns over the U.S. and European economies continue, but in the face of that uncertainty, our strong finish to fiscal 2011 provides excellent momentum into next year,” said Farr.  “Fiscal 2012 should be a good year as we continue to help our customers solve problems and meet difficult challenges.  We will be relentless and disciplined as we continue to remix our business portfolio to achieve faster growth and higher margins to create and deliver value to Emerson’s shareholders.”

Based on current economic conditions, our initial consolidated view of 2012 includes:

•	Underlying sales and orders increasing 5 to 7 percent
•	Reported sales growth of 4 to 6 percent
•	Operating profit margin approximately 18 percent and pretax margin approximately 15.5 percent
•	Earnings per share growth of 8 to 12 percent

Emerson will not provide business segment forecasts for fiscal 2012 until our annual investment community conference in February 2012.

Upcoming Investor Events

Today at 3:00 p.m. ET (2:00 p.m. CT), Emerson senior management will discuss the fourth quarter and full year results during an investor conference call.  All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's website at www.Emerson.com/financial and completing a brief registration form.  A replay of the conference call will be available for the next three months at the same location on the website.

On Wednesday, November 9, 2011, Mr. Farr will present at the Robert W. Baird Industrial Conference in Chicago, Illinois.  The presentation is scheduled to begin at 9:30 a.m. CT.

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On Tuesday morning, February 14, 2012, Emerson senior management will host the Company’s annual investor conference in New York City.  Additional details will be available in December.

Details of upcoming events will be posted on the Events Calendar in the Investor Relations section of the Emerson website.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments.  These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.  The Company expects to file its Form 10-K for fiscal 2011 within the next 30 days.

(tables attached)

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TABLE 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended September 30,		Percent
	2010	2011	Change

Net Sales	$5,841	$6,545	12%
Less: Costs and expenses
Cost of sales	3,510	3,955
SG&A expenses	1,312	1,339
Other deductions, net	116	109
Interest expense, net	65	49
Earnings from continuing operations before
income taxes	838	1,093	30%
Income taxes	254	345
Earnings from continuing operations	584	748	28%
Discontinued operations, net of tax	177	26
Net earnings	761	774	2%
Less: Noncontrolling interests in earnings of
subsidiaries	12	13
Net earnings common stockholders	$749	$761	2%

Diluted avg. shares outstanding	757.4	745.3

Diluted earnings per share common stockholders:
Earnings from continuing operations	$0.75	$0.98	31%
Discontinued operations	0.23	0.03
Diluted earnings per common share	$0.98	$1.01	3%

	Quarter Ended September 30,
	2010	2011
Other deductions, net
Amortization of intangibles	$52	$66
Rationalization of operations	25	27
Other	40	18
Gains, net	(1)	(2)
Total	$116	$109

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TABLE 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Year Ended September 30,		Percent
	2010	2011	Change

Net Sales	$21,039	$24,222	15%
Less: Costs and expenses
Cost of sales	12,713	14,665
SG&A expenses	4,817	5,328
Other deductions, net	369	375
Interest expense, net	261	223
Earnings from continuing operations before
income taxes	2,879	3,631	26%
Income taxes	848	1,127
Earnings from continuing operations	2,031	2,504	23%
Discontinued operations, net of tax	186	26
Net earnings	2,217	2,530	14%
Less: Noncontrolling interests in earnings of
subsidiaries	53	50
Net earnings common stockholders	$2,164	$2,480	15%

Diluted avg. shares outstanding	757.0	753.5

Diluted earnings per share common stockholders:
Earnings from continuing operations	$2.60	$3.24	25%
Discontinued operations	0.24	0.03
Diluted earnings per common share	$2.84	$3.27	15%

	Year Ended September 30,
	2010	2011
Other deductions, net
Amortization of intangibles	$176	$261
Rationalization of operations	126	81
Other	71	57
Gains, net	(4)	(24)
Total	$369	$375

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TABLE 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30,
	2010	2011
Assets
Cash and equivalents	$1,592	$2,052
Receivables, net	3,989	4,502
Inventories	2,105	2,100
Other current assets	677	691
Total current assets	8,363	9,345
Property, plant & equipment, net	3,287	3,437
Goodwill	8,656	8,771
Other intangible assets	2,150	1,969
Other	387	339

	$22,843	$23,861

Liabilities and Equity
Short-term borrowings and current maturities of long-term debt	$480	$877
Accounts payables	2,409	2,677
Accrued expenses	2,864	2,772
Income taxes	96	139
Total current liabilities	5,849	6,465
Long-term debt	4,586	4,324
Other liabilities	2,456	2,521
Total equity	9,952	10,551

	$22,843	$23,861

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TABLE 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30,
	2010	2011
Operating Activities
Net earnings	$2,217	$2,530
Depreciation and amortization	816	867
Changes in operating working capital	309	(301)
Pension funding	(247)	(142)
Other	197	279
Net cash provided by operating activities	3,292	3,233

Investing Activities
Capital expenditures	(524)	(647)
Purchases of businesses, net of cash and
equivalents acquired	(2,843)	(232)
Divestitures of businesses	846	103
Other	4	(72)
Net cash used in investing activities	(2,517)	(848)

Financing Activities
Net increase in short-term borrowings	398	185
Proceeds from long-term debt	598	1
Principal payments on long-term debt	(680)	(57)
Dividends paid	(1,009)	(1,039)
Purchases of treasury stock	(100)	(935)
Other	67	(42)
Net cash used in financing activities	(726)	(1,887)

Effect of exchange rate changes on cash and
equivalents	(17)	(38)

Increase in cash and equivalents	32	460

Beginning cash and equivalents	1,560	1,592

Ending cash and equivalents	$1,592	$2,052

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TABLE 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended September 30,
	2010	2011
Sales
Process Management	$1,701	$2,016
Industrial Automation	1,169	1,385
Network Power	1,678	1,843
Climate Technologies	1,003	1,000
Tools and Storage	447	464
	5,998	6,708
Eliminations	(157)	(163)
Net Sales	$5,841	$6,545

Earnings
Process Management	$325	$450
Industrial Automation	190	205
Network Power	255	248
Climate Technologies	193	170
Tools and Storage	93	95
	1,056	1,168
Differences in accounting methods	53	62
Corporate and other	(206)	(88)
Interest expense, net	(65)	(49)
Earnings from continuing operations
before income taxes	$838	$1,093

Rationalization of operations
Process Management	$13	$3
Industrial Automation	4	14
Network Power	4	4
Climate Technologies	4	3
Tools and Storage	-	3
	$25	$27

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TABLE 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30,
	2010	2011
Sales
Process Management	$6,022	$7,000
Industrial Automation	4,289	5,294
Network Power	5,828	6,811
Climate Technologies	3,801	3,995
Tools and Storage	1,755	1,837
	21,695	24,937
Eliminations	(656)	(715)
Net Sales	$21,039	$24,222

Earnings
Process Management	$1,093	$1,402
Industrial Automation	591	830
Network Power	800	756
Climate Technologies	691	709
Tools and Storage	357	375
	3,532	4,072
Differences in accounting methods	195	231
Corporate and other	(587)	(449)
Interest expense, net	(261)	(223)
Earnings from continuing operations
before income taxes	$2,879	$3,631

Rationalization of operations
Process Management	$35	$11
Industrial Automation	48	32
Network Power	25	20
Climate Technologies	13	11
Tools and Storage	5	7
	$126	$81

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TABLE 7
Reconciliations of Non-GAAP Financial Measures
The following reconciles Non-GAAP measures with the most directly comparable GAAP measure (dollars in millions):

Forecast FY 2012 Net Sales
Underlying Sales (Non-GAAP)	+5% to +7%
Acq./Div./Currency	~(1)%
Net Sales	+4% to +6%

Forecast FY 2012 Operating Profit
Operating Profit Margin % (Non-GAAP)	~18%
Interest Expense and Other Deductions, Net %	~(2.5)%
Pretax Earnings Margin %	~15.5%

	Q4 2010	Q4 2011	FY 2010	FY 2011
Operating Profit
Operating Profit (Non-GAAP)	$1,019	$1,251	$3,509	$4,229
Operating Profit Margin % (Non-GAAP)	17.4%	19.1%	16.7%	17.5%
Other Deductions, Net	116	109	369	375
Interest Expense, Net	65	49	261	223
Pretax Earnings	$838	$1,093	$2,879	$3,631
Pretax Earnings Margin %	14.3%	16.7%	13.7%	15.0%

Cash Flow
Operating Cash Flow			$3,292	$3,233
Capital Expenditures			(524)	(647)
Free Cash Flow (Non-GAAP)			$2,768	$2,586

Net Earnings Common Stockholders				$2,480
% of Net Earnings
Operating Cash Flow				130%
Capital Expenditures				(26)%
Free Cash Flow (Non-GAAP)				104%

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